Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hooker Furniture Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-128942) on Form S-8 of Hooker Furniture Corporation and subsidiaries of our reports dated April 16, 2009, with respect to the consolidated balance sheets of Hooker Furniture Corporation as of February 1, 2009 and February 3, 2008, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the two-year period ended February 1, 2009, for the two-month transition period ended January 28, 2007 and the year ended November 30, 2006 and the effectiveness of internal control over financial reporting as of February 1, 2009, which reports appear in the February 1, 2009 annual report on Form 10-K of Hooker Furniture Corporation.

Our report on the consolidated financial statements refers to a change to the method for accounting for uncertainties related to income taxes, effective January 29, 2007, and a change in the method of reporting shipping and warehousing costs during the year ended February 1, 2009.

Charlotte, North Carolina
April 16, 2009